Exhibit 23.2
CONSENT OF LEE KEELING AND ASSOCIATES, INC.
     We hereby consent to the use of the name Lee Keeling and Associates, Inc., to references to Lee Keeling and Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Rio Vista Energy Partners L.P.” in the sections “Business and Properties — Oklahoma Assets — Drilling Activity,” “Business and Properties — Oil and Gas Data — Proved Reserves,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Selected Financial Data — Summary Reserve and Operating Data,” “Notes to Consolidated Financial Statements — Use of Estimates,” and ''Notes to Consolidated Financial Statements — Supplementary Oil and Gas Data (Unaudited)” of the Rio Vista Energy Partners L.P. Annual Report on Form l0-K for the year ended December 31, 2007, which Annual Report is incorporated by reference in this Registration Statement on Form S-3. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
July 18, 2008